Roper Industries, Inc.

Contact Information:
Chris Hix
Director of Investor Relations
+1 (770) 495-5100
investor-relations@roperind.com

FOR IMMEDIATE RELEASE

Roper Industries Reports First Quarter 2004 Results

Sales, Earnings Exceed Forecast;
Cash Flow More than Doubles;
Organic Growth Expands

Duluth, Georgia, April 28, 2004 .... Roper Industries, Inc. (NYSE: ROP) reported diluted earnings per share (DEPS) of $0.49 in the first quarter of 2004, 23% higher than the prior year quarter DEPS of $0.40. Excluding inventory revaluation costs relating to its December 2003 acquisition of Neptune Technology Group Holdings, Inc. (NTGH), the Company reported DEPS of $0.52, versus previously issued guidance of $0.43-$0.47.

Reflecting the acquisition of NTGH and strong organic growth, the Company reported $221 million of net sales in the first quarter, 48% higher than the first quarter of 2003. The Company had previously issued sales guidance of $200-$215 million. The Company reported first quarter net orders of $220 million exceeded the prior year quarter by 53%.

“We are delighted all four business segments reported solid organic growth in the first quarter,” said Brian Jellison, Chairman, President and CEO of Roper Industries. “We continue to benefit from the growth initiatives that we began launching early last year. As expected, NTGH also contributed significantly to our results.”

During the first quarter, the Company produced $46 million of adjusted EBITDA, excluding NTGH inventory revaluation costs and restructuring charges. Adjusted EBITDA margins increased to 21% of net sales, versus prior year margins of 18%. “Our restructuring efforts are now complete. With our high operating leverage, we expect sequentially higher sales in the second quarter will further increase margins and earnings,” commented Mr. Jellison.

Roper reported cash from operating activities of $26 million during the quarter, a 120% year-over-year increase, and said it expects cash flow to continue to grow in the second quarter. “Our cash return on investment metric is helping to drive higher cash results, with our business leaders working to improve both cash earnings and asset efficiency,” said Mr. Jellison. The Company reported that its net debt-to-net capital ratio improved to 43.7% at the end of the quarter from 47.0% at the beginning of the year.

The Company reaffirmed its second quarter DEPS forecast of $0.57-$0.63, and raised the lower end of its full year DEPS guidance, excluding NTGH inventory revaluation costs, from $2.45-$2.70 to $2.50-$2.70. “Our increasing organic growth, and our focus on working capital velocity and EBITDA margins, are expected to increase operating cash flows by as much as two-thirds this year over the prior year,” said Mr. Jellison. “We have never been better positioned to execute our growth strategy.”

First Quarter Results by Segment

All comparisons are made against the year-ago period unless otherwise stated.

The Instrumentation segment posted $49 million of net sales, a 16% increase driven by continued strength in certain petroleum and materials testing markets along with favorable currency effects. Net orders improved 21% to $48 million. Operating profits increased 23% to over $9 million due to higher sales and the absence of restructuring costs, and operating margins improved 120 basis points to 19%.

Energy Systems & Controls segment first quarter net sales were $32 million or 16% higher, and net orders increased 49% to $34 million on significantly higher orders for oil & gas and power utility maintenance customers. As a result of higher net sales, operating profit increased 35% to $5 million, and operating margins improved 220 basis points to 15%.

The Industrial Technology segment reported net sales of $93 million in the first quarter, 132% higher due primarily to contributions from NTGH, growth in energy and refrigeration markets, and foreign exchange translation benefits. First quarter net orders improved 115% to $93 million. The segment produced $16 million of operating profit during the quarter and over $23 million of adjusted EBITDA, which reflects $5 million of depreciation and amortization and excludes approximately $3 million of NTGH inventory revaluation costs and restructuring charges. Adjusted EBITDA margins climbed 90 basis points to 25%.

Scientific & Industrial Imaging segment net sales rose 19% to $46 million, including contributions from the NTGH acquisition and favorable currency benefits. Net orders also increased 19% with gains made in nearly all market segments. Operating profits reached $7 million, and adjusted EBITDA, which reflects $1 million of depreciation and amortization and excludes minor NTGH inventory revaluation costs and restructuring charges, were nearly $9 million. Adjusted EBITDA margins remained steady at 19%.

Conference Call to be Held at 10:00 AM (ET) Tomorrow

A conference call to discuss these results has been scheduled for 10:00 AM ET on Thursday, April 29, 2004. The call can be accessed via webcast or by dialing (800) 811-0667 (US/Canada) or +1 (913) 981-4901, using confirmation code 634029. Webcast information and conference call materials will be made available in the “Investor Information” section of Roper’s website (www.roperind.com) prior to the start of the call. Telephonic replays will be available for up to two weeks by calling +1 (719) 457-0820 and using the passcode 634029.

Table 1: Supplemental DEPS Information

	Q1 2004	Q1 2003
DEPS before NTGH inventory revaluation costs	$0.52	$0.40
NTGH inventory revaluation costs ($1.8mm, pre-tax)	(0.03)	--

DEPS as reported	$0.49	$0.40

Table 2: Net Debt-to-Net Capital Ratio (Millions)

	March 31, 2004	December 31, 2003
Total debt	$624	$651
Less: Cash	(82)	(70)

Equals: Net debt	542	581
Add: Shareholders' equity	699	656

Equals: Net capital	$1,241	$1,237

Net debt divided by Net capital	43.7%	47.0%

Table 3: EBITDA (Millions)

	Q1 2004	Q1 2003
Net earnings	$18.1	$12.8
Depreciation & amortization expense	9.7	3.9
Interest expense	6.9	4.2
Income tax expense	8.0	5.7

EBITDA	$42.7	$26.6
NTGH inventory revaluation costs	1.8	--
Restructuring costs	1.2	0.9

Adjusted EBITDA	$45.7	$27.5

About Roper Industries

Roper Industries is a diversified industrial growth company providing engineered products and solutions for global niche markets. Additional information about Roper Industries, including registration for Company’s press releases via email, is available on the Company’s website, www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding the benefits we hope to realize from the NTGH acquisition, our ability to make future strategic acquisitions, our ability to execute our growth program, and our ability to achieve improved financial performance. These statements reflect management’s current beliefs and are not guarantees of performance. They involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate the NTGH acquisition and realize expected synergies, any unforeseen liabilities associated with the NTGH acquisition, limitations on our business imposed by our indebtedness, reductions in our business with Gazprom, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks and costs associated with our international sales and operations, difficulties in making and integrating acquisitions, product liability and insurance risks and costs, our ability to achieve anticipated benefits from the realignment of our operating structure, the cyclical nature of our business, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, and potential write-offs of our substantial intangible assets. Other important risk factors are discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and may be discussed in subsequent filings with the SEC. You should not place undue reliance on any forward looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

_________________

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Amounts in thousands)

	March 31, 2004	December 31, 2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$82,357	$70,234
Accounts receivable	157,180	150,856
Inventories	109,500	107,082
Deferred taxes	33,814	33,314
Other current assets	15,990	19,706

Total current assets	398,841	381,192

PROPERTY, PLANT AND EQUIPMENT, NET	76,340	78,461

OTHER ASSETS:
Goodwill	711,664	711,158
Other intangible assets, net	295,154	298,669
Deferred taxes	2,121	6,034
Other assets	38,825	39,481

Total other assets	1,047,764	1,055,342

TOTAL ASSETS	$1,522,945	$1,514,995

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$46,834	$45,412
Accrued liabilities	81,156	93,523
Deferred taxes	1,640	1,639
Current portion of long-term debt	20,149	20,923

Total current liabilities	149,779	161,497

NONCURRENT LIABILITIES:
Long-term debt	604,160	630,186
Deferred taxes	52,103	50,187
Other liabilities	17,655	17,344

Total liabilities	823,697	859,214

STOCKHOLDERS' EQUITY:
Common stock	380	372
Additional paid-in capital	324,996	293,402
Retained earnings	351,112	336,520
Accumulated other comprehensive earnings	46,149	48,989
Treasury stock	(23,389)	(23,502)

Total stockholders' equity	699,248	655,781

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,522,945	$1,514,995

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)
(Amounts in thousands, except per share data)

	Three months ended March 31,
	2004	2003
Net sales	$220,640	$149,443
Cost of sales	111,202	70,752

Gross profit	109,438	78,691
Selling, general and administrative expenses	76,466	55,410

Income from operations	32,972	23,281
Interest expense	6,903	4,253
Other income/(expense)	23	(30)

Earnings from continuing operations before
income taxes	26,092	18,998
Income taxes	7,958	5,701

Earnings from continuing operations	18,134	13,297
Loss from discontinued operations, net of tax benefit
of $0 and $240, respectively	0	500

Net Earnings	$18,134	$12,797

Earnings per share:
Basic:
Earnings from continuing operations	$0.49	$0.42
Loss from discontinued operations	$--	$(0.02)

Net Earnings	$0.49	$0.41

Diluted:
Earnings from continuing operations	$0.49	$0.42
Loss from discontinued operations	$--	$(0.02)

Net Earnings	$0.49	$0.40

Weighted average common and common
equivalent shares outstanding:
Basic	36,706	31,402
Diluted	37,286	31,715

Roper Industries, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)
(Amounts in thousands and percents of net sales)

	Three months ended March 31,
	2004		2003
	Amount	%	Amount	%
Net sales:
Instrumentation	$49,125		$42,522
Industrial Technology	93,118		40,166
Energy Systems & Controls	32,077		27,755
Scientific & Industrial Imaging	46,320		39,000

Total	$220,640		$149,443

Gross profit:
Instrumentation	$29,231	59.5%	$24,903	58.6%
Industrial Technology	37,485	40.3%	18,589	46.3%
Energy Systems & Controls	17,618	54.9%	14,727	53.1%
Scientific & Industrial Imaging	25,104	54.2%	20,472	52.5%

Total	$109,438	49.6%	$78,691	52.7%

Operating profit*:
Instrumentation	$9,395	19.1%	$7,608	17.9%
Industrial Technology	15,727	16.9%	8,789	21.9%
Energy Systems & Controls	4,801	15.0%	3,560	12.8%
Scientific & Industrial Imaging	6,995	15.1%	6,321	16.2%

Total	$36,918	16.7%	$26,278	17.6%

Net Orders:
Instrumentation	$48,428		$39,928
Industrial Technology	92,695		43,066
Energy Systems & Controls	33,894		22,822
Scientific & Industrial Imaging	45,070		37,759

Total	$220,087		$143,575

*	Operating profit is before unallocated corporate general and administrative expenses. Such expenses were $3,946 and $2,997 for the three months ended March 31, 2004 and 2003, respectively.

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in thousands)

	Three months ended March 31,
	2004	2003
Net earnings	$18,134	$12,797
Depreciation	4,478	2,762
Amortization	5,226	1,119
Other, net	(2,255)	(5,053)

Cash provided by operating activities	25,583	11,625

Business acquisitions, net of cash acquired	(12,042)	(100)
Capital expenditures	(2,546)	(2,746)
Other, net	(483)	(755)

Cash used by investing activities	(15,071)	(3,601)

Debt borrowings (payments), net	(25,780)	(2,786)
Issuance of common stock	28,879	--
Dividends	(3,542)	(2,753)
Other, net	2,656	1,204

Cash provided (used) by financing activities	2,213	(4,335)

Effect of exchange rate changes on cash	(602)	584

Net increase in cash and equivalents	12,123	4,273

Cash and equivalents, beginning of period	70,234	15,270

Cash and equivalents, end of period	$82,357	$19,543